Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” and “Selected Consolidated Financial Data” and to the use of our report dated March 18, 2004, in Amendment No. 6 to the Registration Statement (Form S-1) and related Prospectus of Symmetry Medical, Inc. dated December 6, 2004.

/S/    ERNST & YOUNG LLP

Ernst & Young LLP

Indianapolis, IN

December 3, 2004